Exhibit 3.2

BYLAWS OF CENTRAIS ELÉTRICAS BRASILEIRAS S.A. - ELETROBRAS

CHAPTER I

Name, Organization, Headquarters, Duration and Object

Art. 1 Centrais Elétricas Brasileiras S.A. – Eletrobras is a mixed capital corporation, established in accordance with the authorization provided by Federal Law 3,890-A, dated April 25, 1961 and governed by these Bylaws.

Art. 2 Eletrobras, as a company indirectly governed by the public federal administration, will be ruled by Law 3,890-A, of 1961, by the specific legislation for corporations (sociedade por ações), and by special dispositions of federal laws, when applicable, and by these Bylaws.

Sole paragraph. The company, its shareholders, managers and members of the Fiscal Council are subjected to the provisions of the Corporate Governance Level 1 Listing Regulations of BM&FBOVESPA (the “Level 1 Regulations”).

Art. 3 Eletrobras has its head office in the Federal Capital and central office in the city of Rio de Janeiro, and will operate directly or through its subsidiaries or companies with which it may become associated, and the company may also open offices in Brazil and abroad in order to further its purpose.

§ 1 Eletrobras, directly or through its subsidiaries, or controlled companies, may participate, with or without the allocation of funds, in the establishment of consortia or participate in companies, with or without majority participation in Brazil or abroad, for the direct or indirect generation or transmission of electricity under a concession or authorization.

§ 2 The validity of any and all instruments executed by Eletrobras directly or through its subsidiaries or controlled companies, in order to achieve the objective set out in paragraph one of this article, is subject to the approval of at least 2/3 of all members of the Board of Directors.

§ 3 For purposes of the participations mentioned in the first paragraph, Eletrobras will be responsible for raising the funds that are necessary for the performance of its social object as well as those of its subsidiaries or controlled companies, and it may delegate such activity to them subject to the authorization of at least 2/3 of all members of the Board of Directors.

§ 4 Any subsidiaries that Eletrobras might establish, subject to prior legal authorization, will be subject to the general principles of Law 3890-A, of 1961, other than in respect of the administrative structure, which may be adapted to the specific circumstances and the importance of the services of each company, as well as to the participation conditions of the other partners.

§ 5 The subsidiaries will follow the administrative, financial, technical and accounting rules established by Eletrobras as closely as possible.

§ 6 The representatives from Eletrobras in the management of the companies, subsidiaries or not, in which Eletrobras participates, will be chosen by the Board of Directors.

§ 7 The company is constituted without a fixed time period.

Art. 4 The corporate purpose of Eletrobras is:

I - to carry out studies, projects, construction and the operation and building of power units and transmission lines and the distribution of electric energy, as well as to enter into business transactions in connection with these activities, such as the trading of electric energy;

II - to cooperate with the Ministry to which it is subject, in order to establish the country’s energy policy;

III - to grant loans to electric energy public utilities under its control, and to provide guaranties, in Brazil or abroad, in favor of electric power utilities, as well as to purchase bonds issued by Eletrobras;

IV - to provide guaranties, in Brazil or abroad, in favor of electric energy public utilities under its control;

V - to promote and support research of interest to the energy sector, connected with the generation, transmission and distribution of electric energy, as well as studies regarding the utilization of reservoirs for various purposes;

VI - to contribute to the training of the technical personnel required by the Brazilian electric energy sector, as well as to the preparation of qualified labor, by means of specialized courses, whereto it may also grant assistance to educational entities in Brazil or scholarships abroad and may sign agreements with entities which cooperate in the formation of specialized technical personnel; and

VII - to cooperate technically and administratively with the companies in which it is a shareholder and with the divisions of the Ministry to which it is subject.

CHAPTER II

Operations and Obligations

Art. 5 Eletrobras shall, as the technical, administrative and financial coordinating entity of the electric energy sector, as well as, through delegation of public power, in accordance with legal provisions in force, among other things:

I - promote, through its regional subsidiaries, the construction and the respective operation of power centers of interest beyond the state and, high and extra-high tension transmission systems, aiming at an inter-state integration of electric and transmission systems destined to transport electric energy produced in bi-national enterprises for the utilization of energy;

II - promote studies of power plants based on non-conventional primary sources of electricity;

III - give its opinion on electric energy concessions requested by the Electric Energy National Agency (ANEEL), including on the technical, economic and financial adequacy of the electric-nuclear plant projects to the electric energy utility systems;

IV - develop rural power supply programs;

V - participate in associations or organizations of technical, scientific and entrepreneurial nature, of regional, national or international scope, which may be of interest to the electric energy sector;

VI - promote the preparation, follow-up and control of the multi-annual budget of the electric energy sector;

VII - act as an executive body of the statistic information system of the electric energy sector;

VIII - contribute to the conservation of the environment given the principles of sustainable development;

IX - coordinate activities connected with the promotion and incentive of the national industry of materials and equipment intended for the electric energy sector;

X - develop programs of technical regulation, standardization and quality control connected with equipment and materials designed for the electric energy sector;

XI - develop programs, projects and activities to stimulate and guide consumers, in order to balance electric energy supply and demand; and

XII - participate, according to on-going legislation, in programs designed to increasing the usage of alternative sources of electric power generation.

CHAPTER III

Capital and Shares

Art. 6 The share capital of the company amounts to R$31,305,331,463.74 (thirty- one billion three hundred and five million three hundred and thirty-one thousand four hundred and sixty-three reais and seventy-four cents), divided into 1,087,050,297 common shares, 146,920 Class “A” preferred shares and 265,436,883 Class “B” preferred shares, all of them without a par value.

Art. 7 Eletrobras’ shares shall be:

I - common, under nominative form, entitled to vote; and

II - preferred, under nominative form, not entitled to vote at Shareholders’ Meetings;

§ 1 Both kinds of shares may be kept in deposit accounts in the names of their respective holders, in the form of book shares, without the issue of any stock certificates, in a financial institution appointed by the Board of Directors of Eletrobras.

§ 2 Whenever a transfer of ownership of shares occurs, the financial institution with which they are deposited may collect from the assigning shareholder the cost of any services in connection with the Brazilian transfer thereof, subject to the maximum rates established by the Brazilian Securities and Exchange Commission (CVM).

Art. 8 Preferred shares cannot be converted into common shares and shall have preferential right to reimbursement of capital and the distribution of dividends.

§ 1 Preferred Class “A” shares, which are those subscribed until June 23, 1969, and bonus shares resulting from such shares, shall receive priority in the distribution of dividends, of eight per cent over the capital linked to that type and class of shares, to be equally divided between them.

§ 2 Preferred class “B” shares, which are those subscribed after June 23, 1969, shall receive priority in the distribution of dividends, at six per cent over the capital linked to that type and class of shares, to be equally divided between them.

§ 3 Preferred shares shall participate, on equal terms, with common shares, in the distribution of dividends, after the former have been assured the minimum dividend provided for in 1st and 2nd paragraphs, subject to the following paragraph.

§ 4 Preferred shares shall be entitled to receive dividends, per share, of at least ten per cent above the dividend paid to each common share.

Art. 9 Eletrobras’ capital increases shall be implemented by means of public or private subscription and incorporation of reserves, and any resources obtained shall be capitalized in accordance with the laws in force at the time.

§ 1 When capital increases take place, legal entities governed by public domestic law shall be assured preemptive rights to Eletrobras’ shares, provided, however, that the Federal Government subscribes for a number of common shares, in order to ensure it a minimum of 50% plus one share of the voting capital.

§ 2 Eletrobras may effect any capital increase, by means of subscription of shares or conversion of bonds or share credits, provided it maintains the limit of 2/3 of preferred shares in relation to the total issued shares.

Art. 10. The payment for shares shall comply with the terms and regulations stipulated by the Board of Directors of Eletrobras.

Sole paragraph. Any shareholder who does not pay in compliance with the terms and regulations set forth in this article shall be legally liable for the payment of any index adjustment, with 12% (twelve per cent) interest p.a. and a fine of 10% (ten per cent) calculated on the overdue installment.

Art. 11. Eletrobras may issue multiple share certificates.

§ 1 Any reverse split or split of shares may be effected upon the shareholder’s request, provided that the expenses incurred with the substitution of certificates, which cannot exceed the costs incurred, shall be paid by such shareholder.

§ 2 The services of conversion, transfer and split of shares may be temporarily suspended, in accordance with the principles and limitations of the laws in force at the time.

Art. 12. Eletrobras may issue non- convertible bonds and debentures, the latter with or without the guarantee of the National Treasury.

Art. 13. Eletrobras, after deliberation by the Board of Directors, may purchase its own shares for cancellation, maintenance in Treasury or further sale, up to the value of revenues and reserves, except for the legal reserve, in accordance with legal and regulatory requirements.

Art. 14. The redemption of shares of one or more classes may be affected according to the resolutions of the Extraordinary Shareholders’ Meeting, not dependent upon approval by a Special Shareholders’ Meeting, according to the types and classes in question.

CHAPTER IV

Management

Art. 15. The management of Eletrobras, in accordance with these Bylaws and legislation in force, is the responsibility of the Board of Directors and the Board of Executive Officers.

Art. 16. The exercise of the functions of the management of Eletrobras is reserved for Brazilian individuals, with members of the Board of Executive Officers having to be resident in the country, and depending on the law, the same may be required for other management positions.

§ 1 The minutes from the Shareholders’ Meeting, or meeting of the Board of Directors, which had elected, respectively, directors and executive officers, should state the qualifications of each member and their mandate period, and if so required by law, such additional requirements as the law prescribes, which will be filed at the headoffice.

§ 2 Persons who are disqualified by the CVM are not entitled to hold management positions, or those subject to special law, or condemned for bankruptcy, mismanagement, or bribery, against people`s economy, public faith or property or criminal offenses, which prevent access to public appointments.

§ 3 Officers shall not discuss subjects that conflict with their interests or the interests of third parties under their influence, in accordance with the terms of article 156 of Law 6,404 of 1976. In this case, an officer must declare such interest and refrain from discussing the subject.

Art 17. The Board of Directors shall consist of 10 (ten) members, with unblemished reputation and good character, elected at the Shareholders Meeting, which shall appoint the Chairman among them, with a unified term of office of 2 (two) years, with a maximum of 3 (three) consecutive renewals, constituted by:

I - six directors chosen among Brazilians of outstanding knowledge and experience appointed by the Minister of Mines and Energy;

II - one director appointed by the Minister of Planning and Budget, according to the applicable law;

III - one director elected by the minority shareholders, natural persons and private companies;

IV - one director elected by a separate vote, during the Shareholders’ Meeting, by holders of the preferred shares issued by Eletrobras, representing at least ten percent of the capital. The controlling shareholder shall be excluded; and

V - one director elected representing the employees, chosen by direct vote of his peers among the employees in an election organized by the company in conjunction with the unions that represent them under the applicable law.

§ 1 The right to vote set out in item IV above, is reserved for preferred shareholders who prove that they held their shares during the period of at least three months immediately prior to the Shareholders’ Meeting.

§ 2 The director representing the employees, provided for in item V, will not participate in discussions and deliberations on subjects involving labor relations,

compensation, benefits and advantages, including subjects such as pensions and health care, cases in which there is a conflict of interests.

§ 3 For subjects in respect of which the employee representative director is deemed to have a conflict of interest as set out in item V, the resolution of the Board of Directors will take place at a special meeting convened for that purpose only, in which such director does not participate.

Art 18. The Board of Executive Officers shall be composed of the President and the directors, with a unified management term of 2 (two) years, with a maximum of 3 (three) consecutive renewals being permitted.

Sole paragraph. The Chief Executive Officer – CEO of Eletrobras will be chosen from among the members of the Board of Directors. The same person cannot occupy the position of CEO of the company and Chairman of the Board of Directors.

Art. 19. Each member of the management bodies shall, prior to taking and leaving office, submit a statement of assets, which shall be entered in the relevant book.

Art. 20.  Directors and executive officers will take office after signing their investiture, undersigned by the Chief Executive Officer and by the director or executive officer that took office, in the minute book from the Board of Directors of Eletrobras, or the Board of Executive Officers, as the case may be.

§ 1 In the event that the CEO of Eletrobras is the one who takes office, the State Minister to whom Eletrobras is linked shall also sign the term of investiture.

§ 2 In the event that such investiture is not signed within thirty days following the indication, the appointment will be canceled, unless a justification is accepted by the office to which the member has been appointed.

§ 3 The investiture must contain, subject to becoming null, the indication of at least one address at which the officer will receive process for administrative and legal proceedings regarding their management, which shall be deemed accomplished by means of delivery at the indicated address, which can only be changed by written notification to Eletrobras.

§ 4 Taking office of the Board of Directors and the Board of Executive Officers is subject to signing the Management Consent Form (Termo de Anuência dos Administradores), pursuant to the Level 1 Regulation as well as the applicable legal requirements.

Art. 21.  The term of management of the members of the Board of Directors and the Executive Board shall be extended until the effective investiture of the new members.

§ 1 For the deadlines set forth at the start of articles 17 and 18, the previous periods of management or performance occurred within less than 2 (two) years will be considered.

§ 2º Once the maximum management deadlines set forth at the start of articles 17 and 18 are reached, the return of the member of the Board of Directors or the Executive Officers may only occur after a period equivalent to a management term.

§ 3 For the purposes of the provisions of the caput of article 18, the appointment of a director to serve on another executive board of the same company is not considered as a renewal.

Art. 22. The Board of Directors of Eletrobras and the Board of Executive Officers may hold meetings when the majority of their members are present and their decisions shall be taken, respectively, by voting of the majority of the directors and executive officers present at the meetings.

§ 1 Minutes should be drawn up after each meeting, and such minutes shall be signed by all the members present.

§ 2 The Board of Directors of Eletrobras shall meet ordinarily, once a month, and the Board of Executive Officers, once a week.

§ 3 It is the responsibility of the Chairman of the Board of Directors and the Chief Executive Officer or the majority of the members of each committee of the company`s management, to call, extraordinarily, the meetings of the Board of Directors of Eletrobras and of the Board of Executive Officers.

§ 4 The Chairman of the Board of Directors and the Chief Executive Officer are entitled, besides their personal votes, to a casting vote in connection with decisions of the Board of Directors of Eletrobras and resolutions of the Board of Executive Officers.

CHAPTER V

Board of Directors

Art. 23. It shall be incumbent upon the Board of Directors of Eletrobras to establish fundamental guidelines for the management of Eletrobras, its members’ motions or motions which the Board of Executive Officers submits for its consideration and decision, as well as to exercise an overall control of Eletrobras, by supervising the enforcement of these guidelines, following up the execution of approved programs and verifying the results obtained.

§ 1 The Board of Directors will meet at least once a year without the presence of the Chief Executive Officer.

§ 2 The Board of Directors will meet at least twice a year with the presence of the external auditors.

Art. 24. The following persons are not allowed to be elected for the office of director, except by decision at a Shareholders’ Meeting:

I - officers of companies which might be considered competitors in their segment, mainly, in advisory councils, boards of directors or fiscal councils;

II – persons with a conflicting interest to those of Eletrobras; and

III – persons holding office in more than five councils, including Eletrobras.

Sole Paragraph. The remuneration of a director will be determined in accordance with applicable legislation.

Art. 25. A director who fails to attend two consecutive meetings, without a justifiable excuse, will be dismissed from office.

Art. 26. With the exercise of its capacity, it shall be incumbent upon the Board of Directors of Eletrobras to decide about the following matters:

I - decide on the organization of subsidiaries or the termination of the participation of Eletrobras in such companies;

II – discuss the association, directly or through subsidiaries or controlled companies, with or without the allocation of resources for setting up consortia or participation in companies, with or without control, in Brazil or abroad, which are intended directly or indirectly to explore the production or transmission of electricity under a concession or authorization;

III - define the policy for granting loans and financings, not permitting loans to managers, members of the Fiscal Council, employees and majority shareholder;

IV - besides the assumptions of deliberation of power by the Board of Directors, by legal force, to deliberate acts and to approve contracts for amounts above 0.02% of the company`s stockholders equity, including, without limitation, the granting of financing to utility electric energy companies under its control, and the entry into loans in Brazil and abroad;

V - approve the granting of guarantees for loans entered into in Brazil or abroad, on behalf of electric energy public utilities under its control;

VI - decide on the organization of technical - scientific research entities which are of interest to the energy power sector, as well as the granting of loans and guarantees to those under its control;

VII - to call a Shareholders’ Meeting, in the circumstances stipulated by Law 6,404 of 1976, or whenever it deems convenient;

VIII - decide on the distribution of functions among the members of the Board of Executive Officers;

IX - propose to the Shareholders’ Meeting a capital increase, issuance of shares, subscription bonds and debentures of Eletrobras, except the one described on item X;

X - authorize the acquisition of shares of Eletrobras, to be canceled or held in treasury for subsequent sale, and to decide on the issuance of non-convertible debentures;

XI - decide on the negotiation of shares or debentures;

XII - authorize the sale of permanent assets and the creation of real property liens;

XIII - approve the estimates of revenues, general expenditures and provision for investments of Eletrobras in each fiscal year, exercising their respective control;

XIV - elect and dismiss the company`s officers, to control the management of its members, and to examine, at any time, the books and records of Eletrobras;

XV - approve management’s reports and internal controls, as well as those of the Board of Executive Officers;

XVI - select and dismiss the independent auditors and also select and dismiss the financial institution which will be responsible for the custody of Eletrobras’ shares, in the name of their respective owner, in book entry form, according to the 1st paragraph of article 7 of these Bylaws;

XVII - establish the fundamental guidelines of the administrative organization of Eletrobras;

XXVIII - selection of Eletrobras’ representatives in the management of either subsidiaries or not, in which it participates, being appointed for those functions, preferably, company`s employees or from subsidiaries;

XIX - decide on sale expropriations;

XX - decide on relevant matters regarding the activities of Eletrobras;

XXI - develop and change its internal regulations;

XXII - decide on the declaration of interim dividends and on the payment of interest on capital, at the proposal of the Board of Executive Officers, in accordance with the provisions of art. 34, item XII, hereof;

XXIII - grant vacation or leave to the Chief Executive Officer;

XXIV - establish the number of functions of trust of the top management of Eletrobras, pursuant to item II of art. 53 hereof;

XXV - approve the signing of the corporate performance goals - CMDE, through which the Eletrobras Group undertakes to comply with the strategic guidelines defined there to meet the goals and outcomes established by the parent;

XXVI - perform formal evaluation of the Board of Executive Officers and the Board of Directors, according to criteria provided in the Internal Regulation, in order to assist in the decision making of the shareholders regarding the reappointment of members;

XVII - decide on the creation, termination and operation of committees to support the Board for further discussion of strategic studies, in accordance with the law; and

XXVIII - to decide on cases not provided for in these Bylaws.

Sole paragraph. The minutes of meetings of the Board of Directors of Eletrobras will be filed with the Trade Registration (Registro do Comércio) and the minutes containing decisions having effects on third parties will be published.

Art. 27. The Board of Directors, in each fiscal year, shall submit to the decision of the Annual Meeting the management report, the balance sheet, income statement for the year, statement of retained earnings or losses, statement of sources and uses of funds, such as the proposal for the distribution of dividends and the application of surplus values, attaching its opinion and the opinion of the Fiscal Council, pursuant to item XII of art. 34, and the certificate of the independent auditors.

Art. 28. In the event of a vacancy in the office of Chairman of the Board of Directors, a substitute shall be elected, in the first meeting of the Board of Directors, remaining in the office until the next Shareholders’ Meeting.

Art. 29. In the event of a vacancy in the office of a director, the substitute shall be appointed by the remaining directors and shall act until the first Shareholders’ Meeting, according to article 150 of Law 6,404 of 1976.

Sole paragraph. The chosen director shall finish the mandate of the replaced director.

Art. 30. Members of the Board of Directors and the Board of Executive Officers shall be responsible, under the terms of article 158, of Law 6,404 of 1976, individually and collectively, for the acts performed by them and for the damages caused by them to the company.

§ 1 Eletrobras will provide defense for the members and ex-members of the Board of Executive Officers, Board of Directors and Fiscal Council in judicial and administrative suits against them relating to behavior performed while in office, provided it is not incompatibility with the company’s interests.

§ 2 The benefit provided in the first paragraph of this article shall apply, as appropriate, and at the discretion of the Board of Directors, occupants and former occupants of positions of trust and other employees regularly invested with the powers delegated to the officers.

§ 3 Benefits as mentioned shall comply with terms established by the Board of Directors, following consultation with the legal department of Eletrobras.

§ 4 Eletrobras can enter into a Directors & Officers Liability (D&O) insurance policy, in the form and with coverage as defined by the Board of Directors, in accordance with the 1st and 2nd paragraphs, in favor of the people mentioned to protect them from the responsibility of acts or facts by which they could be held accountable judicially or administratively.

§ 5 If any of the members are convicted, and not allowed to appeal further in respect of the company´s Bylaws or deriving from an act of deceitfulness or guilt, such member shall reimburse Eletrobras the total costs and expenses deriving from defense procedures as mentioned within the 1st paragraph, besides any reputational damages to the company.

Art. 31. The Board of Directors shall elaborate internal regulations, in order to enhance its working practices, in light of the rules for its composition and competence determined by these Bylaws and the applicable legislation.

CHAPTER VI

The Board of Executive Officers

Art. 32. The general management of Eletrobras shall be incumbent upon the Board of Executive Officers, in accordance with the guidelines established by the Board of Directors.

Sole paragraph. The Chief Executive Officer and executive officers may not exercise management, administrative or consulting functions at private sector companies, electric energy public concessionaires or private companies that are in any way connected to the electricity sector, except in subsidiaries, controlled companies, specific purpose entities and concessionaires under control of the states in which Eletrobras holds a participation, where they can hold positions on the board of directors and fiscal council, subject to the provisions of Law No. 9,292 of July 12, 1996 regarding the right to receive compensation.

Art. 33. The members of the Board of Executive Officers cannot be absent from their office for more than thirty consecutive days, except in the case of holidays or leave of absence, under penalty of removal from office.

§ 1 The granting of vacation or leave of absence for the executive officers will be subject to approval by the Board of Executive Officers, except as provided in item XXIII of art. 26 hereof.

§ 2 In the case of temporary incapacity, leave, or holidays of any member of the Board of Executive Officers, his substitute shall take over in accordance with the procedure established by the other members, provided, however, that such substitute is a member of staff of Eletrobras.

§ 3 If a vacancy definitively occurs in the Board of Executive Officers, the same criteria from the previous paragraph shall be applied in order to replace the executive officer who will resign from the company, until the next Board of Directors of Eletrobras meeting appoints a substitute to occupy the vacant office during the remaining term of office of the substituted member.

Art. 34. The Board of Executive Officers, in the exercise of its rights and duties shall, specifically:

I - propose to the Board of Directors the fundamental guidelines for Eletrobras’ administrative organization, as well as the examination, deliberation and approval of the matters contained in items I to XXV of art. 26 hereof, with the exception of item XXI;

II - carry out the management of Eletrobras, take all adequate measures necessary for the faithful execution of guidelines and directives of the Board of Directors and, except in cases of mandatory submission to the Board of Directors, decide on acts and approve contracts involving funds whose amount is equal to or over 0.02% of the stockholders equity of the company, including, among them, but not limited, the granting of financings for concessionaire companies of electric energy public services, under its control, and the entry into loans in Brazil or abroad;

III - establish administrative, technical, financial and accounting rules for Eletrobras;

IV - prepare budgets for Eletrobras;

V - approve changes in the organizational structure of Eletrobras, under its subordination, including the creation, termination and operation of committees which are linked to it;

VI - approve plans which provide for the admission, career, access benefits and discipline of the employees of Eletrobras;

VII - approve the names indicated by the executive officers to occupy places directly under their control;

VIII - issue an opinion in the case of admission, praise, sanction, transfer and dismissal of employees directly subordinated to the executive officers;

IX - delegate authority to executive officers for individual decisions on matters included within the scope of the functions of the Board of Executive Officers;

X - delegate powers to executive officers and employees for the approval of expenses, establishing limits and conditions;

XI – authorize, in accordance with the applicable legislation, that Eletrobras employees leave the country in order to perform technical activities or undertake professional development essential to its institutional mission;

XII - prepare, in each fiscal quarter, a balance sheet, statement of income, accumulated profit and loss statement, statement of source and uses of funds, a proposal for the allotment of dividends and the investment of surplus, to be submitted for the review of the Board of Directors of Eletrobras and the Fiscal Council, and for the review and decision of the Shareholders’ Meeting;

XIII - prepare plans for the issuance of debentures, for the review of the Board of Directors of Eletrobras, which shall decide about them or submit them to the Shareholders’ Meeting, as the case may be;

XIV - establish administrative, technical, financial and accounting norms for the subsidiaries or for entities in which Eletrobras holds a majority participation;

XV - control the activities of subsidiaries and controlled companies, and entities in which Eletrobras holds a majority participation;

XVI - appoint representatives of Eletrobras to attend Shareholders’ Meetings of companies in which it participates as shareholder, issuing instructions for their performance;

XVII - decide about the appointment of independent auditors for the subsidiaries; and

XVIII - give its opinion on power generation concessions required to ANEEL, including aspects regarding the technical, economic and financial adequacy of nuclear power units for the concessionaire system of the public electric energy system.

CHAPTER VII

Duties of the Chief Executive Officer and Executive Officers

Art. 35.  It shall be incumbent upon the Chief Executive Officer to guide the administrative policy of Eletrobras, calling and presiding over the meetings of the Board of Executive Officers, as well as:

I - to supervise the business of Eletrobras;

II - to represent Eletrobras in and out of court, before other companies, shareholders or the public in general, being entitled to assign such powers to any executive officer or director, as well as appoint representatives, attorneys, agents or proxies;

III - to preside over the Shareholders’ Meetings;

IV - to hire and dismiss employees;

V - to formalize the appointments approved by the Board of Executive Officers;

VI - to publish the annual report of Eletrobras;

VII - together with another executive officer, to manage the funds of Eletrobras and sign deeds and contracts, which may be delegated to other executive officers and employees or attorneys of Eletrobras, with the approval of the Board of Executive Officers;

VIII - ratify, in accordance with applicable legislation, the act of an entity member of the Eletrobras System deciding on the removal of its respective employees from the country, except as provided for in art 34, XI hereof; and

IX – appoint the electoral commission in order to organize the election of the employee representative on the Board of Directors and declare the winning candidate and communicate the result to the controlling shareholder to adopt the necessary action to designate the employees’ representative on the Board.

Art. 36. The Chief Executive Officer and executive officers shall, besides the duties and responsibilities inherent in their respective offices, act as managers of the areas of activities attributed to them by the Board of Directors of Eletrobras.

CHAPTER VIII

Of the Fiscal Council

Art. 37. The Fiscal Council of Eletrobras is held permanently and is composed of 5 (five) effective members, and their respective substitutes, elected by the Shareholders’ Meeting, according to the requirements of Law 6,404 of 1976, all of the members have to be Brazilian citizens and residents, either shareholders or not, of which one will be elected by the minority shareholders of the common shares, and the other by the minority holders of the preferred shares, each voting separately.

§ 1 Among the members of the Fiscal Council, one member shall be indicated by the Minister of the Treasury, as representative of the National Treasury.

§ 2 In the event of a vacancy, resignation, impeachment or unjustifiable absence at two consecutive meetings, the member of the Fiscal Council shall be replaced, until the end of the term, by the respective substitute.

§ 3. The term of office of the members of the Fiscal Council shall be 2 (two) years, with a maximum of 2 (two) consecutive renewals.

§ 4. In the period provided for in the previous paragraph, any prior periods of office that occurred less than 2 (two) years ago.

§ 5 After the maximum period provided for in § 3, the member of the Fiscal Council can only return after a period equivalent to a term of office.

§ 6 The members of the Fiscal Council shall perform their duties, which are non-transferable, in the exclusive interest of the company, and it is considered abusive to perform such duty with the objective of causing damage to the company, or to its shareholders or managers, or to obtain, for themselves or others, advantages to which they are not entitled, or which might result in loss to the company, to its shareholders or managers.

§7 The members of the Fiscal Council shall be invested in their positions, independently of the signing of the term of office, since their respective election.

Art. 38. It shall be incumbent upon the Fiscal Council:

I - to supervise, through any of its members, the acts taken by any of the managers and to check the accomplishments of their legal and statutory duties;

II - to issue an opinion on the annual management’s report, providing evidence in the report of all information deemed necessary or useful for deliberation by the Shareholders’ Meeting;

III - to issue an opinion on the proposals from the management bodies, to be presented to the Shareholders’ Meeting, regarding alteration in the share capital, issue of debentures or subscription bonds, investment plans or capital budget, distribution of dividends, transfer, incorporation, merger or split;

IV - to expose, through any of its members, to the management bodies, and in the event that they do not take the necessary measures on behalf of Eletrobras’ interests, to the Shareholders’ Meeting, the mistakes, frauds or crimes they might discover, and to suggest useful measures;

V - to call an Ordinary Shareholders’ Meeting, in the event that the management bodies delay for more than a month such convocation, and an Extraordinary Shareholders’ Meeting, whenever ground or urgent reasons occur, including in the agenda of Shareholders’ Meeting the subject they consider most necessary;

VI - to analyze, at least quarterly, the balance sheet and other financial statements, produced on a regular basis by Eletrobras;

VII - to examine the financial statements for the fiscal year and to issue an opinion on them; and

VIII - to perform the duties established in items I to VII in the event of liquidation of Eletrobras.

§ 1 The management bodies have the obligation to provide, in writing, to the members of the Fiscal Council, in the exercise of their duties, within days, copies of the minutes of the meetings and, within fifteen days of their receipt, copies of balance sheet and financial statements published regularly and the report on the execution of the budgets.

§ 2 The members of the Fiscal Council will attend meetings of the Board of Directors and the Board of Executive Officers of Eletrobras, at which subjects on which they might opine are discussed (items II, III and VII, of this article).

Art. 39. The Fiscal Council will meet ordinarily once a month, and extraordinarily, whenever called by the Chairman of the Board of Directors of Eletrobras, by the Chief Executive Officer of Eletrobras or by any of its members.

Sole paragraph. The Fiscal Council will hold a meeting with a minimum of three members, and the approval of matters subject to their decision requires the vote of at least three of its members.

Art. 40. The Fiscal Council of Eletrobras may elaborate internal regulations, with the objective of enhancing its working, in compliance with the rules of composition and competence fixed in these Bylaws and applicable legislation.

Chapter IX

Shareholders’ Meetings

Art 41. The Ordinary Shareholders’ Meetings shall be held within the four months immediately following the close of the fiscal year, at an hour and on a date previously set, for the appreciation of the accounts prepared by the managers; examination, discussion and voting of financial statements; resolutions about the use of the net profit for the fiscal year and the distribution of dividends; election of the members of the Board of Directors of Eletrobras and the Fiscal Council; and fixing the remuneration of the managers and members of the Fiscal Council, whenever necessary, in accordance with applicable legislation.

Art 42. Besides the instances provided for in the applicable laws, the Shareholders’ Meeting shall meet whenever the Board of Directors of Eletrobras deems it advisable and, specifically, decide about the following matters:

I - the assignment of all or any part of its shares in the share capital of Eletrobras or its subsidiaries;

II - capital increases through subscription for new shares;

III - waiver of the right to subscribe for debentures or shares convertible into shares of its subsidiaries;

IV - the issuance of debentures convertible into shares or the sale thereof, if they are treasury stock;

V - the sale of debentures convertible into shares owned by Eletrobras, issued by its subsidiaries;

VI - the issue of any other titles (titulos) or securities, in Brazil or abroad;

VII - any splitting, merger or incorporation;

VIII - any exchange of shares or other securities; and

IX - exchange of shares of one or more classes, independently of approval by the Extraordinary Shareholders’ Meeting of the types and classes in question.

§ 1. The minimum time period between the first announcement of the Shareholders’ Meeting and the date of the meeting shall be 15 days and 8 days for the second notice.

§ 2. The deliberations of the Shareholders’ Meeting shall be carried out by majority votes, being the vote of each individual representative proportional to the shareholding participation in the company’s share capital.

§ 3 - The declaration of vote can be registered if the shareholder representative so decides.

§ 4. Any shareholders abstaining from voting must be registered in the minutes and in the disclosure document of the Shareholders’ Meeting.

Art. 43. The chair, conducting the proceedings of the Shareholders’ Meeting shall consist of the Chief Executive Officer of Eletrobras or his substitute and a secretary, chosen from among those present.

Art 44.  The public notice shall state that the presence of the shareholders at the General Meeting is conditioned upon compliance with the requirements established by the law for this purpose.

Sole paragraph. Documents evidencing ownership of shares have to be filed at Eletrobras at least seventy-two hours before the time scheduled for the Shareholders’ Meeting.

Article 45. Shareholders may be represented by a proxy at the Shareholders’ Meetings, in accordance with the provisions of article 126, of Law 6,404 of 1976.

§ 1 The recognition of signatures of the instrument of mandate is not required for non-resident shareholders and holders of depositary receipts, and the proxy may be deposited at Eletrobras’ head-office within seventy-two hours prior to the the day scheduled for the Shareholders’ Meeting.

§ 2. The representation of the Federal Government at the Shareholders’ Meetings will be made according to the applicable federal law.

CHAPTER X

Fiscal Year and Financial Statements

Art. 46. The fiscal year shall coincide with the calendar year, beginning on January 1 and ending on December 31st of each year and the financial statements will comply with the precepts of Law 3890-A, 1961, the federal legislation on electricity, the law on joint stock companies and these Bylaws.

§ 1 In each business year, shareholders shall have the right to receive a mandatory dividend corresponding to at least twenty-five per cent of the net profit, adjusted in accordance with the applicable laws.

§ 2 Paragraph 2. The amount of dividends and interest paid or credited as remuneration for shareholders’ equity, due to shareholders, shall be subject to financial charges, from the end of the fiscal year up to the day of effective payment, plus interest if such payment is not made on the date determined by the Shareholders Meeting.

§ 3 The amount of interest paid or credited, by way of interest on own capital, pursuant to Section 9, 7th Paragraph of Law 9,249 of December 26, 1995 and the applicable laws and regulations, may be charged to the holders of common shares and to the minimum annual dividend for the preferred shares, including such amount in the aggregate amount of the dividend distributed by Eletrobras for all legal effects.

Art. 47. Each year, besides the legal reserve, the Shareholders’ Meeting shall make the following allocations, calculated on that business year’s net profit:

I - one per cent for a study and project reserve, intended for technical and economic viability studies for the electric energy sector, the accumulated balance of which may never exceed two per cent of the paid-up share capital; and

II - fifty per cent for an investment reserve fund, intended for investments in electric energy utilities, the accumulated balance of which may never exceed seventy-five per cent of the paid-up share capital.

Art. 48. Every year, the Shareholders’ Meeting shall allocate a sum equivalent to not more than one per cent of the net profit of the respective business year, subject to the limit of one per cent of the paid-up share capital, for social welfare assistance to its employees, according to plans approved by the Board of Executive Officers.

Art. 49. Every year Eletrobras shall allocate and include in its budget, resources amounting to at least point five per cent of the share capital paid-up at the time of the close of the immediately preceding business year, for the development of technological programs.

Art. 50. When the dividend has reached six per cent of the paid-up share capital, the Shareholders’ Meeting may stipulate percentages or bonuses of the profits, for the management of Eletrobras.

Art. 51. The right to receive a dividend shall become prescribed after three years and any dividend not claimed by that time shall revert to Eletrobras.

CHAPTER XI

Personnel

Art. 52. The provisions of the applicable labor laws of Law 3,890-A, 1961 and these Bylaws will apply to the employees of Eletrobras and its subsidiaries, associates and controlled companies, where applicable.

Art. 53. The labor force of Eletrobras will be composed of:

I - personnel admitted to permanent career functions, through a selection process consisting of tests, or of titles or tests;

II - holders of positions of trust of the higher administration, the amount of holders will be determined by the Board of Directors, according to the provisions of item XXIV of art. 26 hereof; and

III - personnel hired through temporary contracts, in accordance with the applicable laws.

§ 1 The positions of trust of the higher administration and the power and responsibilities of their positions will be defined in the offices and salary plan of Eletrobras.

§ 2 The functions referred to in § 1 might, in exceptional cases, and at the discretion of the Board of Directors, be assigned to technicians or specialists that are not part of the permanent staff of the company.

Art. 54. After the close of each fiscal year of Eletrobras and after the deduction of accumulated losses and the provision for income tax and profits of any nature, the employees shall be entitled to share in the profits, in accordance with the terms of the employment contracts and conventions, signed by Eletrobras, and specific directions determined by the executives.

Art. 55. Eletrobras shall provide social welfare assistance to its employees, through Fundação Eletrobras de Seguridade Social – ELETROS (the ELETROBRÁS Social Security Foundation) in compliance with the stipulations of the Board of Executive Officers.

CHAPTER XII

General Provisions

Art. 56. Eletrobras, through its management, is obliged to provide information to the Minister of Mines and Energy, for scrutiny from the Federal Government, and the Audit Court (Tribunal das Contas da União) and the House of Representatives and the Senate (Congresso Nacional), through the Ministry of Mines and Energy.

Sole paragraph. The Chief Executive Officer, when called, must appear in person before any of the committees of any of the two houses of the Congress, to clarify information about any subject about which he was previously informed, and he may be dismissed from his function, in case he does not justify his failure to attend.

Art. 57. Eletrobras may enter into contracts with the Federal Government, directly or through companies in which it participates, for the execution of works and services, for which special financial resources were allocated.

§ 1 The installations constructed in accordance with this article may, if the Federal Government so decides, be incorporated into Eletrobras or its subsidiaries, provided that, in the respective operation, the legal regime of the service is observed along with the costs.

§ 2 As long as the provision in the previous paragraph has not been complied with, the installations mentioned in this article may be operated by Eletrobras or its subsidiaries, under an agreement entered into with the Federal Government.

Art. 58. The Board of Executive Officers shall, following approval from the Minister of Mines and Energy, publish the following in the Official Gazette:

I - the regulation governing competitive bidding;

II - personnel regulations, including the rights and duties vested in employees, discipline system and the proceedings for verification of responsibility;

III - the names of members of staff with indication, in three columns, of the total number of employees, the number of positions occupied and vacant positions, according to career or category as of June 30 and December 31 each year; and

IV - a plan for wages, benefits, fringe benefits and any other portions making up the remuneration of its employees.

As amended by the 167th General Shareholders’ Meeting of April 28, 2017